Exhibit 10.20

STOCK GRANT AND
GENERAL RELEASE AGREEMENT

          This Stock Grant and General Release Agreement (“Agreement”) is entered into effective this 21st day of November, 2006 (the “Effective Date”) by and between Material Technologies, Inc., a Delaware corporation (“MaTech”), and Robert M. Bernstein, an individual (“Bernstein”).  MaTech and Bernstein shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

          WHEREAS, Bernstein has recently signed a new employment agreement with Ma Tech for a three (3) year term (the “Employment Agreement”);

          WHEREAS, the Board of Directors of MaTech (the “Directors”) wishes to issue to Bernstein shares of MaTech’s Class A common stock in appreciation of his work over the past several years, as well as a bonus for signing the Employment Agreement;

          WHEREAS, the Directors and Bernstein have agreed that a forfeiture restriction will be placed on any and all shares of its Class A common stock issued under this Agreement such that if Bernstein is not employed continuously from the Effective Date and for the next thirty six (36) months, then he will forfeit the shares back to MaTech, unless such termination of employment is without cause or Bernstein is forced to resign for good reason, as defined herein;

          NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, without admitting or denying any wrongdoing by any Party hereto, the Parties wish to resolve the dispute in full and therefore, covenant, promise and agree as follows:

AGREEMENT

          1.       Issuance of MaTech Shares.  As a bonus for Bernstein’s past work and his execution of the Employment Agreement, MaTech agrees to issue to Bernstein, as soon as possible, Thirty Million (30,000,000) shares of MaTech Class A common stock, restricted in accordance with Rule 144 and has set forth in Section 3, below (the “MaTech Shares”).

          2.       Consideration of Bernstein.  In exchange for the MaTech Shares, Bernstein agrees that any outstanding amounts that are currently due and owing to Bernstein from MaTech will be considered satisfied in their entirety and fully releases MaTech for all such amounts as set forth herein.

          3.       Vesting of MaTech Shares.
          (a)       The MaTech Shares will be “unvested shares” until the date which is thirty six (36) months from the Effective Date (the “Forfeiture Period”).  If Bernstein is not continuously employed by MaTech during and at the end of the Forfeiture Period, then Bernstein will be forced to forfeit the MaTech Shares to MaTech upon the cessation of his employment (a “Share Forfeiture”).

          (b)       Notwithstanding the above, if Bernstein ceases to be employed by MaTech as the result of a “Termination Without Cause” or a “Resignation For Good Reason,” as defined herein, then he will not be required to forfeit the MaTech Shares upon termination of his employment.

          (c)       Under the terms of Bernstein’s Employment Agreement with MaTech dated October 1, 2006, MaTech is entitled to terminate Bernstein’s employment at any time with or without cause.  For the purposes of this Agreement, MaTech’s termination of Bernstein is a “Termination For Cause” if it is due to Bernstein: i) committing any material act of dishonesty, ii) disclosing Confidential Information, (as defined in the Employment Agreement), iii) is guilty of gross carelessness or gross misconduct, iv) engages in unfair competition (as defined in the Employment Agreement), or v) unjustifiably and materially neglects his duties under the Employment Agreement.  Any termination by MaTech of Bernstein’s employment for any reason other than those delineated in this Section will be considered a “Termination Without Cause.”

          (d)       If Bernstein resigns from his employment with MaTech, then his resignation will be deemed a “Resignation for Good Reason” under the terms of this Agreement if, and only if, one or more of the following conditions occur and such condition(s) is (are) not fully corrected within ten (10) business days after written notice from Bernstein to MaTech:
          (i)       the assignment to Bernstein of any duties or responsibilities materially inconsistent with the job description outlined in Section 2 of the Employment Agreement; or

          (ii)      the failure by MaTech to either pay Bernstein any salary or bonus due hereunder within ten (10) business days of the date that such payment is due and/or to provide any employment benefits as required by his Employment Agreement.
          4.       Shareholder Rights.  During the Forfeiture Period, Bernstein (or any successor in interest) shall have all stockholder rights (including voting, dividend and liquidation rights) with respect to the MaTech Shares, subject, however, to the forfeiture  restrictions discussed herein.

          5.       Representation and Warranties of Bernstein.  Bernstein hereby represents and warrants that:
          (a)       Bernstein is an individual with authority to execute and deliver this Agreement, and to carry out the provisions of this Agreement.

          (b)       The Agreement, when executed and delivered, will create valid and binding obligations of Bernstein, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

          (c)       Bernstein acknowledges that by executing this Agreement he is extinguishing all debts and/or other obligations owed to him by MaTech as of the date of this Agreement.

          (d)       Bernstein acknowledges and represents that in executing this Agreement, Bernstein has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

          (e)       The MaTech Shares will be held in Bernstein’s own account, and not as a nominee or agent, and not with a view to the resale or distribution of all or any part of the MaTech Shares. Bernstein is prepared to hold the MaTech Shares for an indefinite period and has no present intention of selling, granting any participating interest in, or otherwise distributing any of the MaTech Shares.  Bernstein does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant a participating interest in, any of the MaTech Shares.

          (f)       Bernstein has a preexisting business relationship with MaTech, which is of a nature and duration sufficient to make Bernstein aware of the character, business acumen and general business and financial circumstances of the.  In addition, Bernstein has been furnished with, and has had access to, such information concerning MaTech’s business, management and financial condition as he considers necessary or appropriate for deciding whether to accept the MaTech Shares, and Bernstein has had an opportunity to ask questions and receive answers from MaTech regarding the terms and conditions of the issuance of the MaTech Shares.

          (g)       Bernstein is fully aware of: (i) the speculative nature of the MaTech Shares; (ii) the lack of liquidity for the MaTech Shares and (iii) the transfer restrictions and repurchase rights applicable to the MaTech Shares.

          (h)       Bernstein is aware the MaTech Shares have not been registered under the 1933 Act and are being issued to Bernstein in reliance upon the exemption from such registration provided by Section 4(2) of the 1933 Act.  Bernstein hereby confirms that he has been informed that the MaTech Shares are restricted securities under the 1933 Act and may not be resold or transferred unless the MaTech Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. Accordingly, Bernstein hereby acknowledges that Bernstein is prepared to hold the MaTech Shares for an indefinite period and that Bernstein is aware that SEC Rule 144 issued under the 1933 Act which exempts certain resales of unrestricted securities is not presently available to exempt the resale of the MaTech Shares from the registration requirements of the 1933 Act.

          6.       Representations and Warranties of MaTech.
          (a)       MaTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  MaTech has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement.

          (b)       All corporate action on the part of MaTech, its officers and directors necessary for the authorization of this Agreement, the performance of all obligations of MaTech hereunder, and the authorization and issuance of the MaTech Shares pursuant hereto, has been taken.  The Agreement, when executed and delivered, will create valid and binding obligations of MaTech enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

          (c)       MaTech acknowledges and represents that in executing this Agreement, it has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

          (d)       Neither this Agreement nor the consummation of the transactions provided for herein conflicts with or violates (i) any provision of MaTech’s Certificate of Incorporation, as amended, or Bylaws, (ii) any agreement by which MaTech or its stockholders, or any of its or their respective properties, is bound, or (iii) any federal, state or local law, rule or regulation or judicial order.

          (e)       The MaTech Shares have been duly authorized and are fully paid and non-assessable and are being issued to Bernstein free and clear of any liens, claims or rights of any entity or person.
          7.       Disposition of the MaTech Shares.  Bernstein shall make no disposition of the MaTech Shares during the Forfeiture Period and will not make disposition of the MaTech Shares after the Forfeiture Period unless and until there is compliance with all of the following requirements:
          (a)       Bernstein shall have complied with all requirements of this Agreement applicable to the disposition of the MaTech Shares.

          (b)       Bernstein shall have provided MaTech with written assurances, in form and substance satisfactory to MaTech, that (i) the proposed disposition does not require registration of the MaTech Shares under the 1933 Act or (ii) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or any exemption from registration available under the 1933 Act (including Rule 144) has been taken.

          MaTech shall NOT be required (i) to transfer on its books any MaTech Shares which have been sold or transferred in violation of the provisions of this Agreement OR (ii) to treat as the owner of the MaTech Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the MaTech Shares have been transferred in contravention of this Agreement.

          A Permitted Transfer shall mean a transfer of title to the MaTech Shares effected pursuant to Bernstein’s will or the laws of intestate succession following Bernstein’s death.

          8.       Restrictive Legends.  The stock certificates for the MaTech Shares shall be endorsed with one or more of the following restrictive legends and any legend required to be placed thereon by the applicable blue sky laws of any state:
“The shares represented by this certificate have not been registered under the Securities Act of 1933.  The shares may not be sold or offered for sale in the absence of (a) an effective registration statement for the shares under such Act, (b) a “no action” letter of the Securities and Exchange Commission with respect to such sale or offer or (c) satisfactory assurances to Material Technologies, Inc. that registration under such Act is not required with respect to such sale or offer.”

“The shares represented by this certificate are subject to certain forfeiture rights granted to Material Technologies, Inc. and accordingly may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of the Stock Grant and Release Agreement dated November 21, 2006, between Material Technologies, Inc. and Robert M. Bernstein (or the predecessor in interest to the shares).  A copy of such agreement is maintained at Material Technologies, Inc.’s principal corporate offices.”
          9.       Section 83(b) Election.
          (a)       Under Code Section 83, the excess of the fair market value of the MaTech Shares on the date any forfeiture restrictions applicable to such shares lapse over any price paid for such shares will be reportable as ordinary income on the lapse date.  For this purpose, the term “forfeiture restrictions” includes the forfeiture of the MaTech Shares pursuant to Section 3 of this Agreement.  Bernstein may elect under Code Section 83(b) to be taxed at the time the MaTech Shares are acquired, rather than when and as such MaTech Shares cease to be subject to such forfeiture restrictions.  Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement.  Even if the fair market value of the MaTech Shares on the date of this Agreement is $0 (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future.

          (b)       Bernstein acknowledges that it is Bernstein’s sole responsibility, and not MaTech’s, to file a timely election under code section 83(b), even if Bernstein requests MaTech or its representatives to make this filing on his behalf.

          (c)       Bernstein acknowledges that it is his sole responsibility to make MaTech’s Board of Directors aware immediately upon filing an election under Code Section 83(b).
          10.      General Release.  Effective on the date hereof, the Parties, and their respective agents, affiliates, divisions, predecessors, successors and assigns, hereby release the other Parties, and each and all of their present and former agents, officers, directors, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against that Party, as a result of any amounts owed by MaTech to Bernstein as of the date of this Agreement.  This release of claims and defenses shall not alter the prospective duties between the Parties under this Agreement.

          11.      Acknowledgment of Effect of Release.  The Parties acknowledge and agree that this release applies to all claims that one Party may have against any other Party arising out of, or pertaining to, any amounts alleged to be owed by MaTech to Bernstein as of the date of this Agreement, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to a Party’s person and property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent.  The Parties agree not to file any complaints, causes of action, or grievances with any governmental, state or county entity against the other Party arising out of, or pertaining to any amounts alleged to be owed by MaTech to Bernstein as of the date of this Agreement.  Each Party further agrees and understands that the above releases will be effective as of the date of this Agreement and any Party’s sole remedy against any other Party regarding any amounts alleged to be owed by MaTech to Bernstein will be for breach of this Agreement.

          12.      Section 1542 Release. It is understood and agreed by the Parties hereto that all rights under Section 1542 of the Civil Code of California, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,”
are hereby expressly waived.  The Parties acknowledge, agree and understand the consequences of a waiver of Section 1542 of the California Civil Code and assumes full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder.  Releasing Party understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if a Party should eventually suffer additional damages arising out of the subject matter hereof, it will not be permitted to make any claim for those damages.  Furthermore, all Parties acknowledge that they intend these consequences even as to claims for damages that may exist as of the date of this Agreement but which the Parties do not know exist, and which, if known, would materially affect the Parties’ decision to execute this Agreement, regardless of whether the Parties’ lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

          13.      No Employment Agreement or Contract.  The Employment Agreement will govern the terms of Bernstein’s employment and nothing in this Agreement shall confer upon Bernstein any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of MaTech (or any parent or subsidiary company employing or retaining Bernstein) or of Bernstein, which rights are hereby expressly reserved by each, to terminate Bernstein’s employment at any time for any reason, with or without cause.

          14.      No Admission of Liability.  This Agreement pertains to an undetermined amount of money owed and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein.

          15.      Survival of Representations and Warranties.  The representations and warranties contained in this Agreement are deemed to and do survive the execution hereof.

          16.      Amendments.  This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

          17.      Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

          18.      Attorney’s Fees.  All Parties hereto agree to pay their own costs and attorneys’ fees except as follows:
          (a)       In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party’s reasonable attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

          (b)       As used herein, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.
          19.      Jurisdiction.  This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

          20.      Integration.  This Agreement sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

[signature page immediately follows]

          IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

“MaTech”	“Bernstein”

Material Technologies, Inc.,	Robert M. Bernstein,
a Delaware corporation	an individual

/s/ William I. Berks	/s/ Robert M. Bernstein
By: William I. Berks	By: Robert M. Bernstein
Its: A Director of MaTech acting on authority of the Board of Directors of MaTech by Board of Directors’ Resolution dated November 21, 2006